EXHIBIT 23

                            SHARE PURCHASE AGREEMENT



THIS AGREEMENT made as of the 18th day of November, 2003

BETWEEN

                  RENT SHIELD CANADA LIMITED, a company incorporated under the laws of the Province of Ontario (hereinafter referred to as the "Investor")

                  -and-

                  STEPHEN STONHILL (hereinafter referred to as the "Vendor")

                  -and-

                  RENT SHIELD CORP., a company incorporated under the laws of the State of Florida (hereinafter referred to as "RSHL")


AND WHEREAS the Vendor owns all of the issued and outstanding shares (hereinafter referred to as "the Shares") of CANADIAN INTERMEDIARIES LIMITED (hereinafter referred to as "CIL"), a corporation incorporated under the laws of the Province of Ontario;

AND WHEREAS the Purchaser is a wholly owned subsidiary of RSHL;

AND WHEREAS the Purchaser desires to purchase and the Vendor desires to sell to the Purchaser, 100% of all the issued and outstanding Shares of CIL (hereinafter referred to as the "Purchased Shares"), upon the terms and conditions hereinafter set forth;

NOW THEREFORE, inconsideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Sale of the CIL Shares
----------------------

1. The Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor, the Purchased Shares, with effect from December 15, 2003.

Price
-----

2. The Purchaser shall pay or cause others to pay to the Vendor for the Purchased Shares, a consideration of the following:

         a. The sum of $5,000,000.00 USD, to be paid as follows:

                  i. Two Million Five Hundred Thousand (US$2,500,000.00) Dollars on or before December 15, 2003.

                  ii. The sum of Two Million Five Hundred Thousand (US$2,500,000.00) Dollars to be paid in the form of Rent Shield Corp. issuing Vendor the sum of ONE MILLION SIX HUNDRED AND SIXTY SEVEN THOUSAND COMMON SHARES of RENT SHIELD CORP., at a value of $1.5/share.

Representations and Warrants
----------------------------

3. a. No representations and warranties are given by the Purchaser either to CIL or to Vendor.

         b. CIL represents and warrants to Purchaser that it owns all related licenses and book of business which directly relates to the business of CIL for the past three years.

         c. Vendor represents and warrants that it owns all issued and outstanding shares of CIL.

         d. Vendor represent that all financial statements of CIL, for the past five years, are true and correct.

         e. Vendor represents that he will be made available to purchaser for a period of no less than five (5) years from the date of this agreement, as it relates to maintaining any and all licenses, which CIL currently holds, which will require the personal involvement of Vendor.

         f. Both Vendor and CIL represent and warrant that any and all taxes of CIL have been paid and any current taxes due and payable, will be paid from the proceeds as defined in Section 2 above.

         g. Both Vendor and CIL represent that there are no current or past employees that have any interest in CIL, and that CIL owes no monies or other consideration to any employees as of the closing of this transaction.

         h. Vendor will agree to remain employed by CIL in his current position, for a period of no less than five (5), for an annual salary of Ten United Stated Dollars (US$10.00) per year.

         i. Vendor will indemnify and hold harmless the Purchaser from any and all actions, resulting from any and all acts and or omissions of either Vendor and or CIL as of the date of Closing of this Agreement.

Closing Requirements

4. On or prior to the closing of this transaction, the Vendor and or CIL shall deliver to the Purchaser the following, as the case may be:

         a. The Purchaser shall deliver both the funds and the shares as referred to in paragraph 2 above.

         b. The Vendor and or CIL shall deliver to the Investor documentation evidencing that the Shares have been transferred to the Purchaser.

         c. That CIL and or Vendor has caused 100% of all issued and outstanding shares of CIL to be issued in the name of Purchase.

         d. That CIL has issued a corporate resolution indicating that no further shares (both common and preferred) will be issued by CIL, without the approval of Purchaser.

         e. An acknowledgement by Stephen Stonhill that all assets owned by CIl are free and clear of any obligations to anyone third party. That CIL has fulfilled all obligations to Vendor at that time that said shares were transferred into CIL by Vendor or other related parties.

Assignment
----------

5. Vendor hereby represents and warrants that it has not charges, encumbered, transferred or dealt with in any manner whatsoever its shares in CIL and hereby assigns and set over to Purchaser all of its right, title and interest in and to 100% of all issued and outstanding common shares of CIL under the terms contained herein, including all rights of ownership and assignment.

Closing Date
------------

6.      The Closing shall be the 15th day of December, 2003.

Governing Law
-------------

7. This Agreement shall be governed pursuant to the Laws of the State of Florida.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their duly authorized signing officers.


RENT SHIELD CORP.



Per:   /s/ illegible                                      /s/ illegible
      ---------------------------------                   --------------------
         Authorized Signing Authority,
         I Have authority to bind the Corporation.



                                                          /s/ illegible
                                                          --------------------
CANADIAN INTERMEDIARIES LIMITED



Per:     /s/ illegible
         ----------------------------
         Authorized Signing Authority,
         I Have authority to bind the Corporation.



/s/ Stephen Stonhill
---------------------
STEPHEN STONHILL

                      AMENDMENT TO SHARE PURCHASE AGREEMENT


         THIS AMENDMENT is made to the share purchase agreement of November 18, 2003 between:

                  RENT SHIELD CANADA LIMITED, a company incorporated under the laws of the Province of Ontario (hereinafter referred to as the "Investor")

                  -and-

                  STEPHEN STONHILL (hereinafter referred to as the "Vendor")

                  -and-

                  RENT SHIELD CORP., a company incorporated under the laws of the States of Florida (hereinafter referred to as "RSHL")


         AND WHEREAS the parties have entered into a share purchase agreement dated November 18, 2003 and whereas the parties have agreed to amend said November 19, 2003 as follows:

                  Closing Date shall be changed from December 15, 2003 to June 30, 2004.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their duly authorized signing officers.

         Dated this 14th day of December, 2003.

         RENT SHIELD CORP.


         Per:  /s/ Sandro Sordi                           /s/ Stephen Stonhill
               ---------------------                      --------------------
               Sandro Sordi                                 STEPHEN STONHILL
               I have authority to bind the company


         CANADIAN INTERMEDIARIES LIMITED


         Per: /s/ Stephen Stonhill
              ------------------------
              STEPHEN STONHILL
              I have authority to bind the company